Exhibit 99.1
Trust Stamp Announces Pricing of Registered Direct Offering and Warrant Inducement, Priced At-The-Market, for Aggregate Gross Proceeds of $2.0 Million
ATLANTA, September 3, 2024: Trust Stamp (Nasdaq: IDAI), the Privacy-First Identity Company™ providing AI-powered software used globally across multiple sectors, today announced that it has entered into a securities purchase agreement with a single institutional investor to purchase 1,432,399 shares of common stock (or pre-funded warrants in lieu thereof) in a registered direct offering priced at-the-market under Nasdaq rules. In a concurrent private placement, the Company also agreed to issue and sell unregistered warrants to purchase up to an aggregate of 2,864,798 shares of common stock. The combined effective offering price for each share of common stock (or pre-funded warrant in lieu thereof) and accompanying warrant is $0.3223. The private placement warrants will be exercisable upon receipt of shareholder approval, will expire five years from the initial exercise date and will have an exercise price of $0.3223 per share.
The Company has also entered into a warrant inducement agreement with the investor to exercise certain outstanding warrants that the Company issued on June 5, 2023 (as amended on December 20, 2023) and December 20, 2023. Pursuant to the warrant inducement agreement, the investor has agreed to exercise outstanding warrants to purchase an aggregate of 4,773,030 shares of the Company's common stock at an amended exercise price of $0.3223. In consideration for the immediate exercise of the warrants, the Company also agreed to issue to the investor unregistered warrants to purchase an aggregate of 9,546,060 shares of the Company's common stock. These warrants will have an exercise price of $0.3223 per share, will be exercisable upon receipt of shareholder approval and will expire five years from the initial exercise date.
The combined gross proceeds to the Company from the registered direct offering, concurrent private placement and warrant inducement are estimated to be approximately $2.0 million before deducting the placement agent’s fees and other estimated offering expenses payable by the Company. The offering is expected to close on or about September 4, 2024, subject to the satisfaction of customary closing conditions.
The Company intends to use net proceeds from the sale of securities in the registered direct offering, private placement, and warrant exercise for working capital, capital expenditures, other general corporate purposes, and the termination of its transaction documents with HCM Management Foundation.
Maxim Group LLC is acting as the sole placement agent in connection with the offering.
The shares of common stock (or pre-funded warrants in lieu thereof) are being offered pursuant to a shelf registration statement on Form S-3 (File No. 333-271091), which was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on April 12, 2023. The offering of shares of common stock (or pre-funded warrants in lieu thereof) will be made only by means of a prospectus supplement that forms a part of such registration statement. The warrants to be issued in the concurrent private placement, the warrants to be issued pursuant to the warrant inducement agreement and the shares issuable upon exercise of such warrants were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and have not been registered under the Act or applicable state securities laws.
This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. A prospectus supplement relating to the shares of common stock and prefunded warrants offered in the registered direct offering will be filed by the Company with the SEC. When available, copies of the prospectus supplement relating to the registered direct offering, together with the accompanying prospectus, can be obtained at the SEC's website at www.sec.gov or from Maxim Group LLC, 300 Park Avenue, New York, NY 10022, Attention: Syndicate Department, or via email at syndicate@maximgrp.com or telephone at (212) 895-3500.
About Trust Stamp
Trust Stamp, the Privacy-First Identity Company ™, is a global provider of AI-powered software and data transformation services for use in multiple sectors, including banking and finance, regulatory compliance, government, real estate, communications, and humanitarian services. Trust Stamp is located across North America, Europe, Asia, and Africa and trades on the Nasdaq Capital Market (Nasdaq: IDAI).

Forward-Looking Remarks
All statements in this release that are not based on historical fact are “forward-looking statements” including within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The information in this announcement may contain forward-looking statements and information related to, among other things, the company, its business plan and strategy, and its industry. These statements reflect management’s current views with respect to future events based on information currently available and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.
Inquiries
Trust Stamp Email: Shareholders@truststamp.ai